Exhibit 99.1

ProLung Test™ Granted ‘Breakthrough Device’ Designation by the FDA

Salt Lake City, UT, February 13, 2020 – ProLung, Inc. (“ProLung” or the “Company”), which has developed a cutting edge predictive analytic that utilizes bioconductance to reduce the time to cancer diagnosis, announced that its ProLung Test™ has been designated a ‘Breakthrough Device’ by the U.S. Food and Drug Administration (FDA). Through the Breakthrough Device program, the FDA will provide ProLung with expedited reviews and the Centers for Medicare Medicaid Services (CMS) has provisions for a simpler and faster pathway to reimbursement.

Mr. Jared Bauer, Chief Executive Officer, stated, “The Breakthrough Device designation from the FDA is a momentous achievement for ProLung® and our patented ProLung Test. This is a humbling reminder of our tremendous potential to make a difference for those who may be suffering from lung cancer. I am incredibly proud of our team’s accomplishments over the past 18 months, and our resolve to expand the development of our Artificial Intelligence-driven bioconductance technology has never been stronger.”

Dr. Rex Yung, Chief Medical Officer, added, “Early cancer detection models have repeatedly shown that outcomes are better and treatment costs are lower for earlier-stage cancers than for advanced-stage cancers. For small 4-8mm indeterminate pulmonary nodules, our ProLung Test should contribute to significant survivorship increases and treatment cost advantages.”

The patented ProLung Test is the only predictive analytic utilizing bioconductance in lung cancer. With its truly non-invasive scanning technique and proprietary algorithm, it produces a personalized risk score that indicates the likelihood of malignancy in the lungs for patients with indeterminate pulmonary nodules. Patients at high-risk of malignancy may be accelerated to biopsy and diagnosis thereby expanding the critical therapeutic window. At the other end of the risk spectrum, patients at low-risk may avoid futile biopsies and justify fewer follow-up CT scans.

The ProLung Test’s performance from our latest clinical validation trial are the highest combined sensitivity and specificity values for a truly non-invasive solution that is pursuing FDA clearance for a lung cancer diagnostic that we are aware of. Under the supervision of a Clinical Research Organization (CRO), the trial returned results of 84% sensitivity, 74% specificity, 79% Positive Predictive Value (PPV) and 81% Negative Predictive Value (NPV). Furthermore, the ProLung Test showed clinical utility in detecting lung cancer in very small nodules (4-8mm). The trial was led by Professor Chunxue Bai from Fudan University who is also the President of the ISRD & ATS Joint Conference.

About ProLung, Inc.

ProLung is a leader in cutting edge cancer predictive analytics utilizing a patented non-invasive scanning technique called bioconductance combined with a proprietary algorithm. ProLung is focused on developing, testing and commercializing predictive cancer analytics utilizing bioconductance and Artificial Intelligence (AI) which is designed to accelerate the time to diagnosis, expand the therapeutic window for cancer patients and reduce the cost burden to healthcare systems. ProLung’s first predictive analytics platform for lung cancer, the ProLung Test, has been designated as a Breakthrough Device by the US FDA.

About Lung Cancer

Lung cancer is the leading cause of cancer deaths worldwide, killing more than colorectal, breast and prostate cancers combined. There is a severe unmet clinical need to reduce the time required to determine malignancy in patients diagnosed with IPNs. Patients with IPNs can wait months, or even years, receiving multiple CT scans to confirm malignancy in the lungs. This wait often proves fatal as the cancer advances and spreads. In 2015, the Centers for Medicare and Medicaid Services (CMS) implemented the first national lung cancer screen utilizing a low-dose CT scan (LDCT) of the chest for high-risk adults, which was based in part on a 2013 recommendation by the US Preventive Services Task Force (USPSTF). The screen will amplify this clinical need as up to 24 million patients with IPNs may experience a narrowing treatment window as they wait.

About the FDA’s Breakthrough Devices Program

It is intended to help patients have more timely access to safe and effective medical devices that provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions and otherwise meet the criteria for breakthrough designation. Early indicators suggest strong external support for the programs vision and implementation. FDA’s experience with the program so far demonstrates that collaborating early and often with breakthrough device developers can improve patient access to devices of public health importance.”

Forward-Looking Statements

Statements contained in this release which are not purely historical, including, without limitation statements regarding ProLung’s future performance and goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in the ProLung’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties include inherent risks and uncertainties relating to ProLung’s ability to meet its funding requirements for its operations and other commitments and to obtain successful test results and regulatory approvals for its products. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections.

For further information, contact:

Andy Robertson | 1-801-503-9231| acr@prolunginc.com

ProLung, Vice President of Business Development

ProLung, Inc.

350 W. 800 N., Suite 214

Salt Lake City, Utah 84103

USA

www.prolunginc.com

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